UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2005

COBRA ELECTRONICS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-511	36-2479991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 West Cortland Street, Chicago, Illinois	60707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (773) 889-8870

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Agreement.

On December 30, 2005, Cobra Electronics Corporation (the “Company”) and Horizon Navigation, Inc. (“Horizon”) entered into a settlement agreement and release (the “Agreement”) providing for the repayment of all amounts of principal and accrued interest due and owing to the Company by Horizon under the Amended and Restated Loan Agreement dated as of February 6, 2003 by and between the Company and Horizon (the “Loan Agreement”), the maturity date for repayment of such amounts being December 31, 2005 under the terms of the Loan Agreement. The Agreement also provides for the termination of the Loan Agreement and the related security agreement and the cancellation of the warrants to purchase Horizon shares held by the Company.

In addition, the Agreement provides for the termination of the provisions of the Development and License Agreement dated as of January 8, 2003 by and between the Company and Horizon (the “Development Agreement”), with the exception of certain indemnification and related provisions that remain in effect, and provides for a one-time payment by Horizon to Cobra. The Agreement also provides for the grant by Horizon to Cobra of a nonexclusive license to continue to use certain intellectual property of Horizon in the Company’s existing GPSM 3000 and GPSM 2750 mobile navigation products (and related models of such products having the same technical specifications, features and functions).

Item 1.02. Termination of a Material Definitive Agreement.

The information included in Item 1.01 hereof is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COBRA ELECTRONICS CORPORATION

By:	/s/ Michael Smith
Name:	Michael Smith
Title:	Senior Vice President and
Chief Financial Officer

Date: January 6, 2006